EX-99.(d)(xxx)

                       AMENDMENT TO SUBADVISORY AGREEMENT


         This Amendment is made as of August 2, 2005 between AIG SunAmerica Asset Management Corp., a Delaware corporation ("Adviser"), and Janus Capital Management LLC, a Delaware limited liability company ("Subadviser").


                                   BACKGROUND

         A. Adviser and Subadviser are parties to a Subadvisory Agreement dated April 3, 2002, as amended September 4, 2002, December 2, 2002 and April 30, 2003 (the "Agreement").

         B.       The parties wish to amend the Agreement as set forth below.


                                    AMENDMENT

         For  good  and  valuable   consideration,   the  receipt  of  which  is
acknowledged, the parties agree as follows:

         1. Schedule A of the Agreement shall be deleted and replaced with the attached.

         2.       The following shall be added as Paragraph 18:

                  CONFIDENTIALITY. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

                  3. The Agreement, as supplemented by this Amendment, is ratified and confirmed.

                  4. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.


JANUS CAPITAL MANAGEMENT LLC                AIG SUNAMERICA ASSET
                                            MANAGEMENT CORP.


By:                                         By:
   ----------------------------------          ---------------------------------
Name:  Bonnie M. Howe                       Name:  Peter A. Harbeck
     --------------------------------            -------------------------------
Title: Vice President                       Title: President and CEO
      -------------------------------             ------------------------------

                                   SCHEDULE A



                                                               FEE RATE
                                                          (as a % of average
PORTFOLIO                                                daily net Asset Value)
---------                                                ----------------------

Focused Multi-Cap Growth Portfolio
Focused 2000 Value Portfolio


Focused Mid-Cap Value Portfolio

Revised January 12, 2005

AIG SUNAMERICA ASSET MANAGEMENT CORP.


By:  ________________________________
       Name:   Peter A. Harbeck
       Title:  President and CEO

JANUS CAPITAL MANAGEMENT LLC


By:  ________________________________
       Name:  Bonnie M. Howe
       Title: Vice President